N-SAR FILING

THRIVENT MUTUAL FUNDS

Transactions Effected Pursuant to Rule 10f-3

For the twelve months period ending October 31, 2016

Fund	Trade Date	CUSIP	Issuer	144A	Price	Par/ Amount	Issuer Size	Percent	Broker	Participating Underwriters	Selling Concession
Thrivent Partner Worldwide Allocation Fund	11/19/2015	40049JBC0	Grupo Televisa SAB	Y	99.677	200,000	900,000,000	0.0223	HSBC Securities USA	Goldman Sachs & Co, HSBC Securities USA, Morgan Stanley & Co.	Underwriting spread 0.40
Thrivent Partner Worldwide Allocation Fund	3/16/2016	9LN0909U6	Republic of Columbia	Y	100.00	200,000	1,350,000,000	0.0149	JPMorgan Securities	Goldman Sachs Int’l, BBVA Securities, JPMorgan Securities	Underwriting spread 0.25
Thrivent Partner Worldwide Allocation Fund	4/6/2016	67054KAA7	Numericable-SFR SA	Y	100.00	280,000	5,190,000,000	0.0054	JPMorgan Securities	Barclays Bank, BNP Paribas, Credit Agricole, Deutsche Bank Securities, Goldman Sachs Int’l, JPMorgan Securities, Merrill Lynch Int’l, Morgan Stanley & Co Int’l,	Underwriting spread 0.61